As filed with the Securities and Exchange Commission on July 31, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

UNDER THE
SECURITIES ACT OF 1933

ENBRIDGE INC.

(Exact Name of Registrant as Specified in Its Charter)

Canada (State or Other Jurisdiction of Incorporation or Organization)	98-0377957 (I.R.S. Employer Identification Number)

200, 425—1st Street S.W.
Calgary, Alberta, T2P 3L8, Canada
(Address of Principal Executive Offices)

Enbridge Employee Services, Inc. Employees’ Savings Plan
(Full Title of the Plan)

Kelly L. Gray
Enbridge (U.S.) Inc.
915 North Eldridge Parkway, Suite 1100
Houston, Texas 77079
Tel: (713) 627-5400
(Name, Address and Telephone Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

REGISTRATION OF ADDITIONAL SECURITIES PURSUANT TO GENERAL INSTRUCTION E

Pursuant to General Instruction E of Form S-8, Enbridge Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 with the U.S. Securities and Exchange Commission (the “Commission”) to register 15 million additional common shares of the Registrant to be offered pursuant to the Enbridge Employee Services, Inc. Employees’ Savings Plan (the “Plan”).

The Registrant previously filed registration statements on Form S-8 with the Commission on August 14, 2019 (Registration No. 333-233274), November 16, 2020 (Registration No. 333-250121) and August 18, 2023 (Registration No. 333-274087) with respect to the Plan (collectively, the “Prior Registration Statements”). In accordance with General Instruction E to Form S-8, the Registrant hereby incorporates by reference the contents of the Prior Registration Statements with respect to the Plan, except to the extent supplemented, superseded or modified by the specific information set forth below or the specific exhibits attached hereto.

PART I

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I have been delivered to the participants in the Plan as required by Rule 428(b)(1).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with the Commission by the Registrant are incorporated into this Registration Statement by reference (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with Commission rules):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (File No. 001-15254), filed with the Commission on February 13, 2026, as amended by Amendment No. 1 on Form 10-K/A (File No. 001-15254), filed with the Commission on March 10, 2026;

(b)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K incorporated by reference herein pursuant to (a) above;

(c)	The Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2025 (File No. 001-15254); and

(d)	The description of the Registrant’s common shares set forth under “Description of Share Capital – Common Shares” contained in the Registration Statement on Form S-3 (File No. 333-289186), filed with the Commission on August 1, 2025, as well as any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement (except for the portions of the Registrant’s Current Reports on Form 8-K furnished or otherwise not filed with the Commission which are deemed not to be incorporated by reference into this Registration Statement), but prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Registration Statement, to the extent that a statement contained herein (or in any subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 6. Indemnification of Directors and Officers

Section 34 of By-law No. 1 of the Registrant provides, with regard to indemnity and insurance under the Canada Business Corporations Act, as follows:

“Indemnity of Directors, Officers and Others. Subject to the limitations contained in the Canada Business Corporations Act but without limit to the right of the Corporation to indemnify as provided for in the Act, the Corporation shall indemnify a director or officer, a former director or officer, or another individual who acts or acted at the Corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity, if the individual:

(a)	acted honestly and in good faith with a view to the best interests of the Corporation or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Corporation’s request; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that the individual’s conduct was lawful.”

The Canada Business Corporations Act provides that a Corporation may indemnify a director or officer, a former director or officer, or another individual who acts or acted at the Corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity (collectively, an “Indemnified Person”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the Indemnified Person in respect of any civil, criminal, administrative, investigative or other proceeding (other than an action by or on behalf of the Registrant to procure a judgment in its favor) in which the Indemnified Person is involved because of that association with the Registrant or other entity, if the Indemnified Person satisfies the conditions set forth above in paragraphs (a) and (b). In respect of an action by or on behalf of the Registrant or other entity to procure a judgment in its favor, the Registrant, with the approval of a court, may indemnify an Indemnified Person against all costs, charges and expenses reasonably incurred by an Indemnified Person in connection with such action, if the Indemnified Person satisfies the conditions set forth above in paragraphs (a) and (b). Notwithstanding the foregoing, an Indemnified Person is entitled to indemnification from the Registrant in respect of all costs, charges and expenses reasonably incurred by such Indemnified Person in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which such Indemnified Person is made a party by reason of such Indemnified Person’s association with the Registrant or such other entity, if such Indemnified Person satisfies the conditions set forth above in paragraphs (a) and (b) and was not judged by the court or other competent authority to have committed any fault or omitted to do anything that such Indemnified Person ought to have done.

As authorized by Section 35 of By-law No. 1, the Registrant has an insurance policy which indemnifies directors and officers against certain liabilities incurred by them in their capacities as such, including among other things, certain liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 8. Exhibits

The following exhibits are filed herewith or incorporated by reference as part of the Registration Statement. The Registrant hereby undertakes that it will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (the “IRS”) in a timely manner and has made or will make all necessary changes required by the IRS in order to qualify the Plan.

Exhibit No.	Description
4.1	Certificate and Articles of Amendment, dated September 21, 2023 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed September 25, 2023)
4.2	Certificate and Articles of Amendment, dated September 21, 2023 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed September 25, 2023)
4.3	Certificate and Articles of Amendment, dated September 28, 2023 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed October 2, 2023)
4.4	Certificate and Articles of Amendment, dated September 28, 2023 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed October 2, 2023)
4.5	Eighth Amendment to the Enbridge Employee Services, Inc. Employees’ Savings Plan, executed on March 1, 2022*
4.6	Ninth Amendment to the Enbridge Employee Services, Inc. Employees’ Savings Plan, executed on February 26, 2024*
4.7	Tenth Amendment to the Enbridge Employee Services, Inc. Employees’ Savings Plan, executed on March 6, 2024*
23.1	Consent of PricewaterhouseCoopers LLP, independent registered accounting firm of the Registrant*
23.2	Consent of McConnell & Jones LLP, independent registered accounting firm of the Registrant*
24.1	Power of Attorney (included in signature page of this Registration Statement)*
107	Filing Fee Table*

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on July 28, 2026.

ENBRIDGE INC.

By:	/s/ David Taniguchi
	Name:	David Taniguchi
	Title:	Vice President, Legal & Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Reginald D. Hedgebeth, Executive Vice President, External Affairs and Chief Legal Officer, and David Taniguchi, Vice President, Legal & Corporate Secretary, and each of them, any of whom may act without the joinder of the other, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the indicated capacities on July 28, 2026.

Signature	Title

/s/ Gregory L. Ebel	President & Chief Executive Officer and Director (Principal Executive Officer)
Gregory L. Ebel

/s/ Patrick R. Murray	Executive Vice President & Chief Financial Officer (Principal Financial Officer)
Patrick R. Murray

/s/ Melissa M. LaForge	Senior Vice President & Chief Accounting Officer (Principal Accounting Officer)
Melissa M. LaForge

/s/ Steven W. Williams	Chair of the Board of Directors
Steven W. Williams

/s/ M. M. (Mike) Ashar	Director
M. M. (Mike) Ashar

/s/ Jason B. Few	Director
Jason B. Few

/s/ Douglas L. Foshee	Director
Douglas L. Foshee

/s/ Theresa B. Y. Jang	Director
Theresa B. Y. Jang

/s/ Teresa S. Madden	Director
Teresa S. Madden

/s/ Manjit Minhas	Director
Manjit Minhas

/s/ Stephen S. Poloz	Director
Stephen S. Poloz

/s/ S. Jane Rowe	Director
S. Jane Rowe

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the Authorized Representative in the United States has duly caused this registration statement to be signed on its behalf by the undersigned, solely in her capacity as the duly authorized representative of Enbridge Inc. in the City of Houston, State of Texas, United States, on July 28, 2026.

By:	/s/ Kelly L. Gray
	Name:	Kelly L. Gray
	Title:	Authorized Representative in the United States Enbridge (U.S.) Inc.

Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the Enbridge Employee Services, Inc. Employee Savings Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on July 28, 2026.

ENBRIDGE EMPLOYEE SERVICES, INC. EMPLOYEES’ SAVINGS PLAN

By:	/s/ Melissa Y. Moye
	Name:	Melissa Y. Moye
	Title:	Member of the Enbridge Inc. Pension Committee

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